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                                   EXHIBIT 12

                                ALEXANDER'S, INC.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                      (amounts in thousands except ratios)

                                        December 31,  December 31,  December 31,   December 31,   December 31,
                                            2002         2001          2000           1999           1998
                                            ----         ----          ----           ----           ----
Earnings                                 $ 23,584      $ 23,901      $  5,197       $  5,524       $ (6,055)
Fixed charges (1)                          23,027        22,608        21,563         17,786         16,651
                                         --------      --------      --------       --------       --------
Income from continuing operation
  before income taxes and
  fixed charges                          $ 46,611      $ 46,509      $ 26,760       $ 23,310       $ 10,596
                                         ========      ========      ========       ========       ========
Fixed charges:
  Interest and debt expense              $ 22,888      $ 22,469      $ 21,424       $ 17,647       $ 16,541
  1/3 of rent expense - interest
factor                                        139           139           139            139            110
                                         --------      --------      --------       --------       --------
                                           23,027        22,608        21,563         17,786         16,651
Capitalized interest                       23,788        19,259        16,731          9,352          7,864
                                         --------      --------      --------       --------       --------
                                         $ 46,815      $ 41,867      $ 38,294       $ 27,138       $ 24,515
                                         ========      ========      ========       ========       ========
Ratio of earnings to fixed charges           1.00          1.11            --             --             --
Deficiency in earnings available to
  cover fixed charges                    $     --      $     --      $(11,534)      $ (3,828)      $(13,919)
                                         ========      ========      ========       ========       ========

 Notes:

(1) For purposes of this calculation, earnings before fixed charges consist of earnings plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).